EXHIBIT 1


                         Milbank, Tweed, Hadley & McCloy
                             1 Chase Manhattan Plaza
                               New York, NY 10005


                                                   July 14, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                           Re:      Form U-1 Application-Declaration
                                    (File No. 70-_________)

Dear Sirs:

                  We refer to the Application on Form U-1 (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by Central Power and Light Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and West Texas Utilities Company (the "Operating Companies"), which are wholly owned public utility subsidiaries of Central and South West Corporation ("CSW"), a registered holding company, and Central and South West Services, Inc., a wholly owned subsidiary of CSW that is authorized to provide services to associate companies pursuant to Section 13(b) of the Act and the rules of the Securities and Exchange Commission (the "Commission") promulgated thereunder (the "Service Company"). The Application relates to the proposed marketing by the Operating Companies to their customers of mortgage services of PHH Mortgage Services Corporation and relocation services of PHH Real Estate Services Corporation (or possibly in the future other providers), having certain energy efficiency and environmental conservation features, as described in the Application (the "Transactions"). We have acted as special counsel for the Operating Companies and the Service Company in connection with the Transactions and, as such counsel, we are familiar with the corporate proceedings taken and to be taken by the Operating Companies and the Service Company in connection with the Transactions.

                  We have examined originals, or copies certified to our satisfaction, of such corporate records of the Operating Companies and the Service Company, certificates of public officials, certificates of officers and representatives of the Operating Companies and the Service Company and other documents as we have deemed it necessary to require as a basis for the opinions hereinafter expressed. In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certificates by officers of the Operating Companies and the Service Company and other appropriate persons and statements contained in the Application.

                  Based upon the foregoing, and having regard to legal considerations which we deem relevant, we are of the opinion that, in the event that the proposed Transactions are consummated in accordance with the Application, as it may be amended, and subject to the assumptions and conditions set forth below:

1. All state laws applicable to the proposed Transactions will have been complied with.

2. The consummation of the proposed Transactions will not violate the legal rights of the holders of any securities issued by the Operating Companies or the Service Company or any associate company thereof.

                  The opinions expressed above in respect of the Transactions described in the Application are subject to the following assumptions or conditions:

                  a. The Transactions shall have been duly authorized and approved to the extent required by state law by the Boards of Directors of the Operating Companies and the Service Company.

                  b. The Commission shall have duly entered an appropriate order or orders granting and permitting the Application to become effective with respect to the Transactions described therein.

                  c. The Transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates and orders of any state commission or regulatory authority with respect to the consummation of the Transactions and all such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in effect.

                  d. No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

                  In rendering the opinions hereinabove expressed, we will rely upon opinions of other counsel to the Operating Companies and the Service Company who are qualified to practice in jurisdictions pertaining to the Transactions in which we are not admitted to practice. We do not express any opinion as to matters governed by any laws other than the Federal laws of the United States of America, the laws of the State of New York and, to the extent hereinabove stated, the laws of other jurisdictions pertaining to the Transactions in reliance upon said opinions of counsel to the Operating Companies and the Service Company.

                  We hereby consent to the use of this opinion as an exhibit to the Application.

                                 Very truly yours,

                             /s/ MILBANK, TWEED, HADLEY & MCCLOY
                                 Milbank, Tweed, Hadley & McCloy